Exhibit 10.35

Amendment to Employment Agreement

This Amendment is made this 10th day of November, 2004, by and between Interline Brands, Inc., a New Jersey Corporation (f/k/a Wilmar Industries, Inc.) (“Company”), whose address is 801 West Bay Street, Jacksonville, Florida 32204 and Thomas J. Tossavainen (“Executive”).

Whereas, the Company and Executive have previously entered into an Agreement of Confidentiality and Covenant Not to Compete dated July 11, 2001 (the “Agreement”); and,

Whereas, the Company and Executive thereafter entered into that Amended and Restated Employment Agreement dated May 12, 2004 (the “Amended Agreement”); and,

Whereas, the Company and Executive desire to modify and amend the Amended Agreement and certain provisions thereof.

Now, therefore, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.                                        Section 1 of the Amended Agreement entitled “Term of Employment” is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Agreement as the new and substituted Section 1:

“1.                                 Term of Employment.                               The Executive’s term of employment with the Company under this Agreement shall begin on the date hereof, and unless sooner terminated as hereafter provided, shall continue until May 12, 2006 (the “Initial Term”); provided that the term of employment shall automatically be extended for successive one-year periods (the Initial Term plus any additional extension terms shall be the Employment Term) unless either party provides written notice of non-renewal at least ninety (90) days prior to the end of the Employment Term or any renewal term thereof.

The termination of the Executive’s employment at the end of the Initial Term or any subsequent Employment Term thereafter on account of the Company giving notice to the Executive of its desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a termination without Cause pursuant to Section 8 (c), and the provisions of Section 8 (c) shall apply to such termination. The termination of the Executive’s employment at the end of the Initial Term or any subsequent Employment Term thereafter on account of the Executive giving notice to the Company of his/her desire not to extend such Initial term or any subsequent Employment Term thereafter in accordance with the provisions of this Section 1 shall be treated for all purposes as a voluntary termination pursuant to Section 8 (d), and the provisions of Section 8 (d) shall apply to such termination.

2.                                         Section 8 (d) of the Amended Agreement entitled “Voluntary Termination by Executive” is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Agreement as the new and substituted Section 8 (d):

“(d)         Voluntary Termination by Executive. The Executive shall provide the Company sixty (60) days’ advance written notice in the event the Executive terminates his employment other than for Good Reason (as hereinafter defined); provided that the Company may, in its sole discretion, terminate the Executive’s employment with the Company prior to the expiration of the sixty-day notice period. In such event and upon the expiration of such sixty-day period (or such shorter time as the Company in its sole discretion may determine), the Executive’s employment under this Agreement shall immediately and automatically terminate, and the Executive shall be entitled to receive (i) any accrued and unpaid Base Salary and Housing Allowance, (ii) the Relocation Allowance, and (iii) if the Executive has terminated his employment during the Initial Term (but not otherwise), Severance Payments for the shorter of the periods of (x) one year after the date of termination or (y) the remainder of the Initial Term; provided that notwithstanding anything to the contrary in this Section 8(d), the Executive shall be entitled to Severance Payments set forth in the foregoing clause (iii) only if (x) the effective date of the Executive’s termination is not less than six (6) months after the new CFO’s commencement of employment with the Company and (y) the Executive has given sixty (60) days advance written notice of his termination (and, if requested by the Company, has continued to fulfill his duties during such sixty-day period.).

3.                                         Except as modified or amended herein, the Amended Agreement remains in full force and effect.  Nothing contained herein invalidates or shall impair or release any covenant, condition or stipulation in the Amended Agreement, and the same, except as herein modified and amended, shall continue in full force and effect.

4.                                         This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Agreement. The parties specifically agree that facsimile signatures are acceptable and permitted and shall be considered original and authentic.  Each party executing this Agreement represents that such party has the full authority and legal power to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which is effective as of the date first above written.

INTERLINE BRANDS, INC.		EXECUTIVE

By:	/s/ Michael J. Grebe	/s/ Thomas J. Tossavainen
(Signature)		(Signature)

Name:	Michael J. Grebe	Name: Thomas J. Tossavainen
Title:	President & CEO	Title: Vice President
Date:	11/15/04	Date :	11/10/04